EXHIBIT 3.1



                            OPTICAL CABLE CORPORATION
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION


                                    ARTICLE I
                                      NAME

         The  name  of  the  corporation  is  Optical  Cable   Corporation  (the
"Corporation").

                                   ARTICLE II
                                     PURPOSE

         The Corporation is organized to engage in the development, manufacture and sale of optical fiber cables, specialty cables and cable assemblies. In addition, the Corporation shall have the power to engage in any lawful business not required by the Virginia Stock Corporation Act to be stated in the Articles of Incorporation.


                                   ARTICLE III
                                AUTHORIZED SHARES

         3.1 Number and Designation. The aggregate number and designation of shares that the Corporation shall have authority to issue are as follows:

               Class                     Number of Shares
               -----                     ----------------

         Preferred, no par value            1,000,000
         Common, no par value               50,000,000



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         3.2 Preemptive  Rights. No holder of outstanding  shares shall have any preemptive right with respect to (i) any shares of any class of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such shares, or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

                                   ARTICLE IV
                                PREFERRED SHARES

         4.1 Issuance in Series. (a) The Board of Directors is authorized to issue Preferred Shares from time to time in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series by the adoption of Articles of Amendment to the Articles of Incorporation of the Corporation setting forth:

                  (i) The maximum number of shares in the series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

                  (ii)  Whether   shares  of  the  series  shall  have  special,
         conditional or limited voting rights, or no right to vote, except to the extent prohibited by law;

                  (iii) Whether shares of the series are redeemable or convertible (x) at the option of the Corporation, a shareholder or another person or upon the occurrence of a designated event, (y) for cash, indebtedness, securities or other property, and (z) in a designated amount or in an

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         amount determined in accordance with a designated formula or by reference to extrinsic data or events;

                  (iv) Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;

                  (v) The amount payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; and

                  (vi) Any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such series remain outstanding except upon the assent of all or a specified portion of such shares) now or hereafter permitted by the laws of the Commonwealth of Virginia and not inconsistent with the provisions of this Section 4.1.

         (b) All Preferred Shares, regardless of series, shall rank on a parity with all other Preferred Stock as to dividends (whether or not the dividend rates or payment dates are different) and as to rights in the liquidation, dissolution or winding up of affairs of the Corporation (whether or not the redemption or liquidation prices are different).

         4.2 Articles of Amendment. Before the issuance of any shares of a series, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by law.

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                                    ARTICLE V
                                  COMMON SHARES

         5.1 Voting Rights. The holders of outstanding Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation, except (i) as otherwise provided in the Articles of Amendment establishing any series of Preferred Shares or (ii) as may be required by law.

         5.2 Distributions. Subject to the rights of the holders of shares, if any, ranking senior to the Common Shares as to dividends or rights in the liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Shares shall be entitled to distributions, including dividends, when declared by the Board of Directors and to the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.


                                   ARTICLE VI
                     LIMIT ON LIABILITY AND INDEMNIFICATION

         6.1   Definitions.   For  purposes  of  this  Article  the  follow  ing
definitions shall apply:

                    (i)  "Corporation"   means  this  Corporation  only  and  no
         predecessor entity or other legal entity;


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                    (ii) "expenses"  include counsel fees,  expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

                  (iii) "liability" means the obligation to pay a judg ment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

                   (iv) "legal entity" means a corporation, partnership, joint venture, trust, employee benefit plan or other enter prise;

                    (v) "predecessor entity" means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

                   (vi) "proceeding" means any threatened, pending, or completed
         action,   suit,   proceeding  or  appeal   whether   civil,   criminal,
         administrative  or  investigative  and whether formal or informal.

         6.2 Limit on Liability. In every instance in which the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimi nation of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of this Corporation shall not be liable to the Corporation or its shareholders.

         6.3 Indemnification of Directors and Officers. The Corpo ration shall indemnify any individual who is, was or is

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threatened  to be made a party to a proceeding  (including a proceeding by or in the right of the Corporation) because such individual is or was a director or officer of the Corporation or because such individual is or was serving the Corporation, or any other legal entity in any capacity at the request of the Corpo ration while a director or officer of the Corporation, against all liabilities and reasonable expenses incurred in the proceed ing except such liabilities and expenses as are incurred because of such individual's willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Section 6.3 is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section 6.4 of this Article; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a deter mination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay

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the same if it is  ultimately  determined  that such  director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such
director  or  officer  ineligible  for   indemnification.   The  Corporation  is
authorized   to  contract  in  advance  to  indemnify   and  make  advances  and
reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 6.3.

         6.4 Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section 6.3, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this
Section 6.4 is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time

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to time by general or specific  action of the Board of  Directors,  which action may be taken before or after a claim for indemnifi cation is made, or as otherwise provided by law. No person's rights under Section 6.3 of this Article shall be limited by the provisions of this Section 6.4.

         6.5 Miscellaneous. The rights of each person entitled to indemnification under this Article shall inure to the benefit of such person's heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation.
Indemnification pursuant to this Article shall not be exclusive of any other right of indemnifi cation to which any person may be entitled, including indemni fication pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemni fication by the Corporation to the extent such person is indem nified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability. The provisions of this Article shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any

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individuals or legal entities,  including those named above. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdic tion, the invalidity shall not affect other provisions or appli cations of this Article, and to this end the provisions of this Article are severable.

         6.6 Application; Amendments. The provisions of this Article shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before its adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

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